Calculation of Filing Fee Tables

American General Life Insurance Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation for Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Other	Single Premium Registered Index- Linked Annuity	457(o)	N/A	N/A	$1,999,000,000	$147.60 per $1 million	$295,052.40	N/A	N/A	N/A	N/A
Fees Previously Paid	Other	Single Premium Registered Index- Linked Annuity	457(o)	N/A	N/A	$1,000,000		$147.60	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$2,000,000,000		$295,200.00
	Total Fees Previously Paid							$147.60
	Total Fee Offsets							$0.00
	Net Fee Due							$295,052.40